Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (Nos. 333-193389 and 333-193390) and S-8 (No. 333-166258) of Chatham Lodging Trust of our report dated March 10, 2014 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of Chatham Lodging Trust and our report dated March 10, 2014 relating to the financial statements of Ink Acquisition, LLC and Affiliates, which appear in Chatham Lodging Trust's 2013 Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ PricewaterhouseCoopers LLP
Fort Lauderdale, Florida
March 10, 2014